Exhibit 10(b)


                                  ROAD AMERICA
                               3081 SALZEDO STREET
                             CORAL GABLES, FL 33134
                               TEL: (305) 446-4690
                               FAX: (305) 444-8270

October 25, 2002
Mr. Jerry Farrar
Chief Executive Officer
MedStrong International
500 Silver Spur Road
Suite 303
Rancho Palos Verdes, CA  90274


Dear Jerry,

Enclosed are two copies of the executed Letter of Intent between MedStrong International and Road America.

In follow-up to our conversation this afternoon, we'd like to confirm the following parameters for our continued relationship that will need to be incorporated into the final Agreement between our two companies:

                       Extended Service Contract Programs
      #1 The service fees of $1.00 will be for the contract term, not per year for contracts sold or given away for multiple terms at the point of sale.
                        Road America Membership Programs
      #2 For membership plans where Road America has embedded the MedStrong program into a Road America benefit package, the service fees required for all renewals of the Road America membership program will be $1.00 per membership year when Road America initiates the renewal. When the Road America membership is terminated. MedStrong can initiate renewals directly with the member and the standard renewal commission and service fees to MedStrong will apply as agreed upon.
Some things to consider:

           Road America also has membership programs that are payable on a month to month basis, we will discuss this opportunity with you and structure a monthly fee schedule with MedStrong to allow for your benefit to be offered in these programs.

           For service contract programs, MedStrong can design the program to provide coverage for the member and spouse. This provides for an opportunity to offer the member an upgrade for family coverage or into a premium MedStrong program.

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It is our  understanding  that  these  terms  will be  worked  into our  pending
Agreement and that document will supercede the Letter of Intent that we've executed this afternoon.

Jerry, we appreciate the opportunity to work with you and your company. I look forward to speaking with you this week to discuss in further detail.

                                                     Sincerely,

                                                     /s/Dennis M. Fantis
                                                     Dennis M. Fantis
                                                     President
                                                     Road America
cc:      Hutchinson
         J. Smith

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October 16, 2002




Mr. Dennis M. Fantis
President
Road America
3081 Salzedo St.
Coral Gables, Florida 33134

Re: Letter of Intent

Dear Dennis;

1. This letter serves as a formal agreement and Letter of Intent by and between MedStrong International Corporation, hereinafter "MIC", and Road America, hereinafter "RA". The purpose of this Letter of Intent is to summarize the agreements between the parties and will have the effects of a formal agreement and work as a permanent agreement until superseded by another written agreement.

2. The contents of this Letter of Intent are the product of previous discussions among the parties.

3. Objective: To grant RA the rights to represent, promote and sell MedStrong, Patient Data Quickly (PDQ) brand medical records online programs, to its prospects and customers in the described territories.

4. Territory: United States and Canada. Other territories to be mutually agreed in writing.

5. Express Exclusions: The parties acknowledge and agree that each has a business relationship with MAPFRE. Any efforts by both parties to further promote the MIC, PDQ brand with this company will be mutually agreed in writing. MAPFRE is therefore, an exclusive medical records online prospect of MIC.

6.   Programs:

     The purpose here is to provide various PDQ program options which Road America can select, that offer or provide tailored solutions to its varied and diverse prospect and client base.

     (a) Agent: RA may choose to distribute the "Driver PDQ" basic medical records online program for a family of four, annually, in its electronic format as an agent of the company or

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     (b) Direct  link:  RA may choose to have MIC private  label by creating its own RA splash page with a direct link to MedStrong for actual customer service.

     (c) R.A. Website: RA may choose to create its own specific product brand of medical records online using its own proprietary website and tying into MedStrong's engine.

7.   Payment and Renewal Compensation

     (a) Agent payment and renewal compensation based on following formula.

         (i)    MIC's  desired  amount:   $6.50  per  unit  for  a  twelve-month
                membership, for a family of four. The amount required to cover cost (s) of plan.

         (ii) RA Target price: $1.00 per unit for a twelve-month membership, for a family of four. The amount RA actually pays each month as their cost of plan(s).

         (iii) Renewal: MIC will renew or RA may renew based on negotiated terms. If MIC renews the company will pay RA a 20% commission on basic plan and upgrades which first must go to settle the short fall between the (1) desired price and (2) RA's target price.

         (iv) Any balance due agent from his commission account, after adjustment, shall be paid to RA on or before March 15, 2003 and on or before each successive March 15.

         (v) Agent has no liability or responsibility to satisfy unit shortfall beyond the PDQ renewal commission account.

     (b) Direct link: to be negotiated based on anticipated volume.

     (c) RA website: to be negotiated based on anticipated volume.

8.   Term and Termination

     (a) The initial term of the agreement shall run from November 1, 2002, through November 30, 2005. Unless otherwise terminated pursuant to the terms hereof, the agreement shall automatically renew for additional one-year periods.

     (b) Either party, MIC or RA ,may terminate the agreement, without cause, at the end of the initial term or any renewal term by giving written notice of such termination not less than ninety (90) days prior to the end of such term.
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     (c) The  agreement  may be terminated  immediately  upon written  notice as follows:

         (i)    By mutual, written agreement of the parties.

         (ii)   Material breach not cured for a period of 30 days after notice.

         (iii) Either party files bankruptcy, becomes insolvent or makes a general assignment for the benefit of creditors.

9. MIC is a public company and therefore must disclose all material developments regarding its business. Both RA and MIC agree to release a mutually agreed news release announcing this letter of intent and any future agreements.

In witness whereof, this being the agreement between the parties; we hereby execute this letter of intent.

Medstrong International, Corp.


By: /s/ Jerry Farrar
    -----------------
    Jerry Farrar, President




Road America


By: /s/ Dennis M. Fantis
    --------------------
    Dennis M. Fantis, President

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